Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-196307, 333-70135, 333-82673, 333-35978, 333-40256, 333-134009, 333-144058, 333-151474, 333-160468, 333-169074, 333-185258, and 333-185257 on Form S-8, and Registration Statement Nos. 333-176088 and 333-191989 on Form S-3 of our reports dated February 27, 2015, relating to the consolidated financial statements of M/I Homes, Inc. and subsidiaries, and the effectiveness of M/I Homes, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of M/I Homes, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Columbus, Ohio.
February 27, 2015